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                                                                    EXHIBIT 12.1

                      RACI HOLDINGS, INC. AND SUBSIDIARIES
        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)



                                        Year Ended December 31,
                            ----------------------------------------------
                             1999      1998      1997      1996       1995
                            -----     -----     -----     ------     -----

Earnings:
  Net Income (Loss)         $23.0     $17.2     $ 5.5     $(13.8)    $11.5
  Add:
    Income Taxes             14.7      11.1       3.5       (7.0)      8.5
    Interest Expense(a)      14.1      19.2      23.6       25.1      21.5
    Portion of Rents
     Representative of
     Interest Factor          0.1       0.1       0.3        0.3       0.3
                            -----     -----     -----     ------     -----
                            $51.9     $47.6     $32.9     $  4.6     $41.8
                            =====     =====     =====     ======     =====

Fixed Charges:
    Interest Expense(a)     $14.1     $19.2     $23.6     $ 25.1     $21.5
    Capitalized Interest       --        --       0.2        0.2        --
    Portion of Rents
     Representative of
     Interest Factor          0.1       0.1       0.3        0.3       0.3
                            -----     -----     -----     ------     -----
                            $14.2     $19.3     $24.1     $ 25.6     $21.8
                            =====     =====     =====     ======     =====

     Ration of Earnings to
      Fixed Charges           3.7x      2.5x      1.4x       0.2x      1.9x


(a) Includes amortization of discount on indebtedness and excludes capitalized interest.